UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2012

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 10, 2012, Toys “R” Us-Delaware, Inc. (“Toys-Delaware”), a wholly-owned subsidiary of Toys “R” Us, Inc. (the “Company”), and certain of Toys-Delaware’s direct and indirect subsidiaries entered into an incremental joinder agreement (the “Second Joinder Agreement”) to the Amended and Restated Credit Agreement (the “Credit Agreement”) among Toys-Delaware, as the borrower, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents and the lenders party thereto (collectively, the “Lenders”). The Second Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $225 million (the “Term B-3 Loans”) under the Credit Agreement, resulting in a total facility size of $1.325 billion.

Beginning August 31, 2012, Toys-Delaware is required to repay the Term B-3 Loans in equal quarterly installments in an aggregate amount per annum equal to 1% of the total funded principal amount, with the balance payable on May 25, 2018. The Term B-3 Loans bear interest equal to, at the option of Toys-Delaware, (i) LIBOR plus a margin of 3.75% per annum subject to a LIBOR floor of 1.50% or (ii) the Base Rate (defined as the highest of (x) the Federal Funds Rate plus 0.50%, (y) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (z) one-month LIBOR plus 1.00%) plus a margin of 2.75% per annum, subject to a Base Rate Floor of 2.50%, with each of the rates set forth in clauses (i) and (ii) subject, following delivery of financial statements for the first fiscal quarter of 2012, to a 0.25% step-down based on Toys-Delaware’s total leverage ratio.

The Term B-3 Loans are secured by the same collateral as the existing borrowings under the Credit Agreement. The Term B-3 Loans are subject to mandatory prepayments on the same terms as other borrowings under the Credit Agreement, as well as the same events of default and covenants.

Optional prepayments of existing term loans and new Term B-3 Loans will be applied ratably among the outstanding existing term loans and Term B-3 Loans, but in the event of a refinancing or repricing transaction in respect of existing term loans, the proceeds of such refinancing or repricing transaction will be applied to the existing term loans prior to application to the Term B-3 Loans.

In conjunction with the issuance of the Term B-3 Loans, on April 10, 2012 Toys-Delaware also entered into an amendment to the Credit Agreement to provide that if any outstanding term loans (including both existing term loans and the new Term B-3 Loans) are optionally prepaid in connection with a repricing transaction prior to April 10, 2013, Toys-Delaware shall pay a 1.00% prepayment premium on the principal amount optionally prepaid.

The net proceeds from the Term B-3 Loans will be used for general corporate purposes (including, without limitation, restricted payments or other distributions to the Company or any other direct or indirect parent of Toys-Delaware to repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of the Company or any of its subsidiaries).

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC.

By:	/s/ F. Clay Creasey, Jr.
Name:	F. Clay Creasey, Jr.
Title:	Executive Vice President – Chief Financial Officer

Date: April 10, 2012